EXHIBIT 12.4

                          WEST TEXAS UTILITIES COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE TWELVE MONTHS ENDED MARCH 31,1999
                            (Thousands Except Ratio)
                                   (Unaudited)



     Operating Income                                $  58,595

     Adjustments
        Income taxes                                    26,490
        Provision for deferred income taxes             (6,111)
        Deferred investment tax credits                 (1,510)
        Other income and deductions                      1,184
        Allowance for borrowed and equity funds
             used during construction                    1,342
                                                    -----------

               Earnings                                 79,990
                                                    ===========


     Fixed Charges:
        Interest on long-term debt                      20,352
        Interest on short-term debt and other            4,738
                                                    -----------

               Fixed Charges                            25,090
                                                    ===========


     Ratio of Earnings to Fixed Charges                3.19
                                                    ===========